Exhibit 99.1
Ingersoll-Rand Company LimitedClarendon House2 Church StreetHamilton HM 11Bermuda www.irco.com
NEWS RELEASE
Contact:	Paul Dickard (Media) (201) 573-3120 Joe Fimbianti (Analysts) (201) 573-3113

Ingersoll-Rand Reports Diluted EPS of $1.12

for the 2003 Fourth Quarter; Earnings from Continuing

Operations Increased by 56%

Revenues increased by 10% (6% from organic growth) to $2,666 million in the 2003 fourth quarter.

Fourth-quarter 2003 diluted EPS of $1.12 exceeded previous guidance and the analyst consensus.

Net earnings from continuing operations increased by 56% to $196 million for the 2003 fourth quarter.

          Full-year 2003 revenues increased by 11% (7% organic growth) to $9.9 billion.

          Full-year 2003 diluted EPS excluding gains on the sale of businesses was $3.34; exceeded previous guidance range of $3.20 to $3.30.

           Full-year 2003 free cash flow of $507 million exceeded previous guidance of $400 million.  Free cash flow consists of cash flow from operations minus capital expenditures and dividends.

Hamilton, Bermuda, January 27, 2004 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that net earnings and revenues increased in the fourth quarter of 2003 compared to the 2002 fourth quarter.

The company reported net earnings of $197.4 million, or diluted earnings per share (EPS) of $1.12, for the fourth quarter of 2003.  Fourth-quarter earnings included $196.0 million, or EPS of $1.11, from continuing operations, as well as $1.4 million, or EPS of $0.01, from discontinued operations, which represents retained continuing costs of divested businesses and gains on the sale of divestitures.  Net earnings for the fourth quarter increased by 7.6% compared to 2002, and earnings from continuing operations increased by 56%.

Due to a deferral of payment by the U.S. Bureau of Customs and Border Protection, the company did not receive the $35 million in benefits for anti-dumping claims under the Continued Dumping and Subsidy Offset Act (CDSOA) to which it was entitled in the 2003 fourth quarter. Payment is expected in 2004.

 Net earnings for the 2002 fourth quarter of $183.4 million, or EPS of $1.08, included EPS of $0.74 from continuing operations and $0.34 for discontinued operations.  Fourth-quarter 2002 earnings included approximately $68 million, or EPS of $0.24, in CDSOA reimbursements and a tax credit of $18.7 million, or $0.11 EPS.

Additional Highlights for the 2003 Fourth Quarter

Revenues:  The company's revenues increased by approximately 10% to $2,666 million, compared to revenues of $2,429 million for the 2002 fourth quarter.  Organic growth contributed approximately 6 percentage points of the revenue increase and the balance was largely comprised of favorable currency.  All four of the company's business sectors experienced revenue growth in the quarter compared to the 2002 fourth quarter, with double-digit growth contributed by Bobcat (+32%), Thermo King (+14%), Road Development (+14%), and Security and Safety (+13%).  Total recurring revenues, which include revenues from installation, parts, service and rental, increased by 3.0% compared to the fourth quarter of 2002, and accounted for 25% of total revenues.

Interest and Other Expense:  Interest expense was $40.1 million for the fourth quarter of 2003, compared to $53.3 million in the 2002 fourth quarter, a decrease of $13.2 million.  This decrease was due primarily to lower year-over-year debt levels as well as a decline in interest rates.  Other income totaled $2.0 million for the fourth quarter, compared to $4.3 million in expenses for the fourth quarter of 2002.

Taxes:  The company's effective tax rate for continuing operations for the fourth quarter of 2003 was 13.7%, compared to a tax credit of $18.7 million in the fourth quarter of 2002.

Full-year 2003 Results

Full-year 2003 net revenues were $9,876 million, an 11% increase compared to net revenues of $8,891 million in 2002.  Excluding currency, revenues increased by 7%.  The company reported full-year earnings of $644.5 million, or EPS of $3.74.  This included earnings from continuing operations of $593.5 million, or EPS of $3.44; EPS of ($0.10) from discontinued operations;  and net earnings of $68.8 million, or EPS of $0.40, from gains on the sale of three businesses.

The reported net loss for full-year 2002 was $173.5 million, or EPS of ($1.02).  Full-year 2002 included EPS of $2.15 from continuing operations and EPS of $0.56 from discontinued operations.  Discontinued operations included CDSOA benefits equal to $0.24 EPS and the earnings and retained continuing costs of discontinued businesses equal to EPS of $0.32.  Additionally, in accordance with Financial Accounting Standard No. 142, the company in 2002 reported a charge for goodwill impairment related to the Thermo King operation of its Climate Control Sector of $634.5 million, net of a tax charge, equal to EPS of ($3.73.)

The company continued to be a strong cash generator with full-year free cash flow of $507 million.  During the six years ending in 2003, the company has generated more than $3.0 billion of free cash flow before restructuring investments.  The company continued to aggressively manage its investments in working capital below 8% of revenues.

"Our 2003 performance validated the soundness of our long-term strategy and the capability of Ingersoll-Rand people across the globe to execute our strategy," said Herbert L. Henkel, chairman, president and chief executive officer. "Over the past twelve months, we continued to develop innovative solutions for our customers, increased market share across our businesses, improved operating efficiency, and significantly strengthened our balance sheet.

"We exceeded full-year 2003 EPS expectations, despite the deferral to 2004 of a sizeable CDSOA payment that we had expected to receive and report in the 2003 fourth quarter.  We enter 2004 with strong momentum to continue pursuing our long-term objectives," said Henkel.

 Fourth-quarter Business Review

Fourth-quarter 2003 operating income was negatively impacted by approximately $14.2 million of productivity investments and $19.3 million of additional costs for stock-based compensation programs resulting from the increase in Ingersoll-Rand's common share price during the fourth quarter.  Operating income and margins for the fourth quarter of 2002 included restructuring and productivity costs of $25.7 million.

 The company categorizes its businesses into four sectors based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.  Each of these business sectors experienced revenue growth and margin improvement compared to the 2002 fourth quarter.

The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King.  Revenues for the sector of $752.0 million represented an increase of approximately 7.9% compared to $697.2 million in the fourth quarter of 2002.  Fourth-quarter 2003 operating margins were 9.5%, compared to 5.0% in the 2002 fourth quarter.

Hussmannrevenues in the fourth quarter increased by approximately 3% compared to last year.  Growth was constrained by reduced capital spending by U.S. supermarkets.  The company attributes the reduced customer spending to difficult market conditions and competitive pricing in the supermarket industry, as well as to the impact of the supermarket workers strike in Southern California.  Growth in recurring revenue and Hussmann's international business during the quarter was partially offset by lower display case volumes in North America.  The company continues to expand its large multi-store service program, adding 215 more stores in the quarter.  Recurring revenue comprised 35% of Hussmann revenues in the fourth quarter.  Fourth quarter 2003 operating profits of service branch operations increased by more than 60% compared to last year, driven by new process improvements from the company's "Lean Branch" initiative.

Thermo King revenues for the quarter increased by 14% (7% excluding currency) compared to last year's fourth quarter.  Thermo King revenues for North American and European heavy truck and trailer businesses increased strongly compared to last year.  Profit margins increased significantly, compared to the fourth quarter of 2002, due to higher volumes, favorable product mix, and operational improvements from restructuring activity.

The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.

Air and Productivity Solutions provides equipment and services for compressed air systems, tools, and fluid power products.  Total revenues in the fourth quarter increased by approximately 6.0% to $361.2 million.  Fourth-quarter operating margins for Air and Productivity Solutions improved substantially to 10.5%, compared to 6.2% in 2002.  Air Solutions revenues increased by 9.0%, compared to the fourth quarter of 2002, despite sluggish market demand in North America.  This gain reflects higher new product sales in complete units outside the United States, increased revenues from the aftermarket business, and the benefit of a weaker U.S. dollar.  Total recurring revenues increased by approximately 10% compared to last year, and accounted for 47% of total Air Solutions revenues.  The AirCare program, which offers comprehensive service and maintenance for all brands of air compressors, expanded to more than 13,000 customers, an increase of over 50% compared to year-end 2002.

The company's Energy Systems business develops distributed generation technologies, primarily microturbines and generators.  Energy Systems completed the pre-production unit build of the new 250-kilowatt (kW) microturbine and will commence customer deliveries in the first quarter of 2004. The 250 kW unit is focused on environmental markets, primarily waste-water treatment and landfill applications.  Thirty-three units of the 70 kW product were shipped in the fourth quarter.  The 70 kW microturbine is focused on cogeneration applications, such as commercial laundries.

 Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete-package solutions to the oil, gas, chemical and petrochemical industries.  D‑R's fourth-quarter 2003 revenues were $340.0 million, compared to last year's fourth quarter of $347.4 million.  Excluding buyout components, which are passed through to the customer at no margin, fourth-quarter revenues increased by approximately 3.0% compared to the same period last year.  D-R's operating profit was $25.3 million in the fourth quarter of 2003, compared to $24.3 million in the 2002 fourth quarter.  The fourth quarter of 2003 included $5.7 million of costs related to productivity investments.  Excluding these one-time costs, fourth-quarter 2003 operating margins exceeded 9%.

The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors, portable-power products and drilling equipment.  Total sector revenues increased by approximately 18% to $780.9 million compared to the 2002 fourth quarter.  Operating margins increased significantly to 10.3%, compared to 6.3% in the fourth quarter of 2002.

Bobcat compact equipment revenues increased by more than 30% compared to last year, due to new product introductions, improving North American markets, and the benefit of a weaker U.S. dollar.  Bobcat margins improved as well, reflecting volume gains and the benefit of productivity initiatives.

Road Development revenues increased by approximately 14% compared to a weak 2002 fourth quarter, and benefited from improved North American and overseas sales as well as favorable currency. Operating margins improved, reflecting higher volumes, the effect of plant consolidations in the paving business and other cost-reduction measures.

Club Car revenues increased slightly, compared with the fourth quarter of 2002, primarily reflecting continuing market share gains in the sluggish North American golf market.  During the first quarter of 2004, Club Car will introduce a new golf car named Precedent.  Precedent is a completely redesigned golf vehicle, which sets a new standard for performance, styling and comfort.  Precedent vehicles are expected to enhance Club Car's market-leading position in worldwide golf.

The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies.  Fourth-quarter revenues increased by approximately 13% to $431.8 million.  Electronic access-control revenues were particularly strong, as revenues increased by 23% due to growing market demand.   The traditional hardware business' revenues increased by approximately 12% with improvements in both the retail and commercial businesses.  Operating margins of 20.8% remained strong during the quarter and improved from 19.2% last year, reflecting higher volumes and the benefits of organizational realignment, partially offset by growth investment.

Balance Sheet

Total debt at the end of the fourth quarter was $2.3 billion, a reduction of more than $900 million compared to the fourth quarter of last year.  The improvement is largely attributable to the repayment of $700 million of debt from the proceeds of the sale of Engineered Solutions in the first quarter of 2003.  The debt-to-capital ratio was 33.5% at the end of the fourth quarter, compared to the prior year's ratio of 47.5%.  The company's long-term debt-to-capital ratio goal is 35% to 40%.

            During the month of October 2003, Ingersoll-Rand terminated its Asset Securitization Program, under which several business units sold a pool of trade accounts receivable to two wholly owned special-purpose entities.  With the end of this program, approximately $240 million of receivables were repurchased by IR from the special-purpose entities.  This transaction was funded by cash on hand and short-term borrowing.

2004 Outlook

"Our efforts over the last three years to drive organic growth and operational excellence delivered  the strong financial results we experienced in 2003," said Henkel.  "During the last twelve months, we demonstrated that our business model works, our strategy is on target, and we possess the employee talent, brand strength and ability to develop and deliver market-transforming innovations that serve the needs of our customers. In 2004, we expect to build on the momentum generated during the last year to continue to generate greater market share gains and improved operating performance across our businesses.

            "Activity in most of IR's major industrial and construction end markets continued to improve as we closed out 2003," said Henkel.  "Fourth-quarter orders for the total company increased by approximately 12% compared to last year's depressed activity.  From our recent order pattern we see a gradual recovery in most North American and European markets and continuing growth in Asia."

            Based on the expected macro-economic environment, diluted EPS from total operations for full-year 2004 is expected to be $3.85 to $4.10 compared to $3.34 in 2003, reflecting an improvement of 15% to 23% on a year-over-year basis.  Operating margins will improve from higher volumes and operating efficiencies.  Full-year 2004 expectations include a tax rate of approximately 14%.

            Free cash flow from operations in 2004 is expected to exceed $500 million.  The company expects to pursue bolt-on acquisitions, stock buybacks and continued debt reductions with the cash flow generated from operations in 2004.

            "First-quarter 2004 earnings from continuing operations are expected to increase by 30% to 48% to $0.70 to $0.80 per share," said Henkel.  "This forecast compares to first quarter of 2003 earnings of $0.55 per share." First-quarter discontinued operations are forecast at $0.05 of costs, compared to $0.04 of earnings in 2003.  First-quarter earnings are expected to be $0.65 to $0.75 per share and do not include any CDSOA payments.  This compares to EPS of $0.59 for the first quarter of 2003, excluding the gain on the sale of Engineered Solutions.

Ingersoll-Rand is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; PowerWorksmicroturbines; Ingersoll-Rand industrial and construction equipment; Dresser-Rand turbomachinery and Kryptonite portable security products.  In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2003.

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1/27/04

(See Accompanying Tables)